EXHIBIT 15

August 10, 2010

The Board of Directors
McMoRan Exploration Co.

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the McMoRan Exploration Co. Amended and Restated 2008 Stock Incentive Plan for the registration of 6,000,000 shares of McMoRan Exploration Co. common stock of our reports dated May 10, 2010 and August 9, 2010 relating to the unaudited condensed consolidated interim financial statements of McMoRan Exploration Co. that are included in its Forms 10-Q for the quarters ended March 31 and June 30, 2010, respectively.

Very truly yours,

/s/ Ernst & Young LLP